Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF "VERITEQ CORPORATION", FILED IN THIS OFFICE ON THE EIGHTEENTH DAY OF DECEMBER, A.D. 2014, AT 4:11 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

4313341 8100

AUTHENTICATION: 1978839

141556471

DATE: 12-19-14

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:11 PM 12/18/2014
FILED 04:11 PM 12/18/2014
SRV 141556471 - 4313341 FILE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
VERITEQ CORPORATION

VeriTeQ Corporation, a Delaware corporation, hereby certifies as follows:

1. The name of the corporation is VeriTeQ Corporation. The date of filing its original Certificate of Incorporation with the Secretary of State was March 7, 2007, under the name Applied Digital Solutions, Inc.

2. The Amended and Restated Certificate of Incorporation of the corporation attached hereto as Exhibit A, which is incorporated herein by this reference, and which restates, integrates and further amends the provisions of the Certificate of Incorporation of this corporation as heretofore amended and/or restated, has been duly adopted by the corporation's Board of Directors and by the stockholders in accordance with Sections 242 and 245 of the Delaware General Corporation Law, with the approval of the corporation's stockholders having been given by written consent without a meeting in accordance with Section 228 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, this corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer and the foregoing facts stated herein are true and correct.

Dated: December 18, 2014

VeriTeQ Corporation

By: ______________________

Michael Krawitz

Chief Legal and Financial Officer

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
VERITEQ CORPORATION

ARTICLE ONE

The name of the corporation is VeriTeQ Corporation (the "Corporation").

ARTICLE TWO

The address of the Corporation's registered office in this state is located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 and its registered agent is Corporation Service Company. County of New Castle.

ARTICLE THREE

The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is Ten Billion Five Million (10,005,000,000) shares, of which Five Million (5,000,000) shares shall be Preferred Stock ("Preferred Stock") having a par value of $0.01 per share and Ten Billion (10,000,000,000) shares shall be Common Stock ("Common Stock") having a par value of $0.00001 per share. A statement of the preferences, qualifications, limitations, restrictions, and the special or relative rights, including convertible rights, in respect of the shares of each class is as follows:

A. Preferred Stock.

Subject to the requirements of the laws of the State of Delaware, authority is hereby vested in the Board of Directors from time to time to issue 5,000,000 shares of Preferred Stock in one or more series and by resolution or resolutions as to each series:

(a) to fix the distinctive serial designation of the shares of such series;

(b) to fix the rate per annum at which the holders of the shares of such series shall be entitled to receive dividends, the dates on which said dividends shall be payable, and, if the directors determine that the dividends with respect to said series shall be cumulative, the date or dates from which such dividends shall be cumulative;

(c) to determine whether the shares of such series shall have voting power, and, if so, the extent and definition of such voting power;

(d) to fix the price or prices at which the shares of such series may be redeemed, and to determine whether the shares of such series may be redeemed in whole or in part or only as a whole;

(e) to fix the amounts payable on the shares of such series in the event of liquidation, dissolution, or winding up of the Corporation;

(f) to determine whether or not the shares of any such series shall be made convertible into or exchangeable for shares of any other class or classes of stock of the Corporation or of any other series of Preferred Stock and the conversion price or prices, or the rate or rates of exchange at which such conversion or exchange may be made;

(g) to determine the amount of the sinking fund, purchase fund, or any analogous fund, if any, to be provided with respect to each such series; and

(h) to fix preferences and relative, participating, optional, or other special rights, and qualifications, limitations or restrictions thereof, applicable to each such series.

B. Common Stock.

Each share of Common stock shall be identical with each other share of common stock, except as the holders thereof shall otherwise expressly agree in writing. Subject to the prior rights of the Preferred Stock from time to time issued and outstanding, as hereinbefore set forth, the holders of common stock shall be entitled to receive such sums as the Board of Directors may from time to time declare as dividends thereon, or authorize as distributions thereon, out of any sums available to be distributed as dividends and to receive any balance remaining in case of the dissolution, liquidation or winding up of the Corporation after satisfying the prior rights of the Preferred Stock, if any be then outstanding. Each share of Common Stock shall have one vote for all corporate purposes.

ARTICLE FOUR

No holder of shares of any class of stock of this corporation, either now or hereafter authorized or issued, shall have a preemptive or preferential right to subscribe for or purchase any shares of any class of stock of this corporation, either now or hereafter authorized whether issued for cash, property or services, or to subscribe for or purchase obligations, bonds, notes, debentures, other securities or stock convertible into stock of any class of this corporation other than such right, if any, as the Board of Directors in its discretion may from time to time determine, and at such prices as the Board of Directors may from time to time fix.

ARTICLE FIVE

The number of directors to constitute the Board of Directors is five (5). Hereafter, the number of directors shall be fixed by, or in the manner provided in, the By-Laws. Any changes in the number will be reported to the Secretary of State within thirty (30) calendar days of such change.

ARTICLE SIX

The duration of the Corporation is perpetual.

ARTICLE SEVEN

The Corporation is formed for the following purpose: To engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE EIGHT

The Board of Directors is authorized to make, amend, alter and rescind the By-Laws of the Corporation.